EXHIBIT 99.1

                                                        PRESS INFORMATION


       ECOTYRE TECHNOLOGIES APPROVED TO RECYCLE AND RESELL TIRES
                  TO THE UNITED STATES POSTAL SERVICE

HOLTSVILLE, NY - (BUSINESSWIRE) - JUNE 3, 1997 - EcoTyre Technologies, Inc. (NASDAQ:ETTICD) announced today that it has successfully completed a test program with a New York Maintenance Facility of the United States Postal Service. The test provided for the USPO to deliver used tire casings from local postal vehicles to the Company for recycling by way of the EcoTyre's remolding technology. The Company, in turn, resells the same tires back to the USPO at retail prices.

Vito Alongi, President and CEO of EcoTyre, stated, "This new relationship provides for a mutually beneficial arrangement between area post offices and EcoTyre. The post offices recognize relative cost savings over traditional brand tires while doing their part to be environmentally responsible. Conversely, EcoTyre benefits by having access to an additional source of tire casing while entering a huge market formerly untapped by us. The market for postal tires, alone, could represent annual revenues of approximately $500,000 in New York State and $3 million nationally.

EcoTyre recently completed a similar test in the State of Florida and received clearance to being actively marketing to post offices in that state through an established distribution network.

Based in Holtsville, New York, EcoTyre Technologies, Inc. is a manufacturer in the United States that recycles old tires by utilizing European remolding technology to manufacture and distribute a comprehensive line of replacement automobile tires. Differing from the traditional retreading process in which new tread is simply placed over the tread portion of a used casing, EcoTyre applies new sidewall and tread rubber to a completely buffed casing and permanently bonds the rubber to the casing from sidewall to sidewall in high temperature vulcanizing presses. The result is a superior quality tire which is virtually "undistinguishable" from a new tire in appearance and performance, but sells substantially less than leading brands.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOICE CERTAIN RISKS AND UNCERTAINTIES INCLUDING BUT NOT LIMITED TO RISKS ASSOCIATED WITH THE UNCERTAINTY OF FUTURE FINANCIAL RESULTS, ADDITIONAL FINANCING REQUIREMENTS, DEVELOPMENT OF NEW PRODUCTS, REGULATORY APPROVAL PROCESSES, THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, UNPREDICTABILITY OF PATENT PROTECTION, TECHNOLOGICAL CHANGES, THE EFFECT OF ECONOMIC CONDITIONS AND OTHER UNCERTAINTIES DETAILED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

FOR FURTHER INFORMATION, PLEASE CONTACT:
Vito Alongi, President/CEO, EcoTyre Technologies, 516-289-4545 or www.insidewallstreet